Consent of GeothermEx, Inc.

In connection with U.S. Geothermal Inc.'s Registration Statements on Form S-8 (No. 333-164394), Form S-8 (No. 333-141262), Form S-3 (No. 333-163384), Form S-3 (No. 333-165728) and Form S-3 (No. 333-170202) and related filings under the United States Securities Act of 1933, as amended, I, Marcelo A. Camargo, on behalf of GeothermEx, Inc. ("GeothermEx"), hereby consent to the use of GeothermEx's name and to the use of the "Technical Report On The Raft River Geothermal Resource, Cassia County Idaho" dated August 2002, and the "Results From The short-Term Well Testing Program At the Raft River Geothermal Field, Cassia County, Idaho" dated October 2004 (together, the "Technical Reports"), references to the Technical Reports, or portions thereof, or information derived from the Technical Reports, in such Registration Statements and related filings.

Dated at Richmond, California, this 12 day of July, 2012.

Name: Marcelo A. Camargo
Title: President